Exhibit 99.1

Strategic Storage Trust VI, Inc. Announces Estimated Net Asset Value Per Share of $10.00

LADERA RANCH, Calif. — (March 23, 2026) — Strategic Storage Trust VI, Inc. (“SST VI” or the “Company”), a publicly registered non-listed real estate investment trust sponsored by SmartStop Self Storage REIT, Inc., today announced that its board of directors (the “Board”) has approved an estimated net asset value (“NAV”) per share of $10.00 for its Class P, Class A, Class T, Class W, Class Y and Class Z common stock, calculated as of September 30, 2025.

“We are pleased to reaffirm an estimated net asset value per share of $10.00,” said H. Michael Schwartz, President and CEO of SST VI. “This valuation underscores the strength of our portfolio and the value of our disciplined investment strategy. Rather than chasing aggressively priced acquisitions during the post-COVID U.S. self-storage boom, we strategically shifted our capital toward high-quality opportunities in Canadian markets, where we identified more favorable pricing and compelling long-term fundamentals. We believe this prudent approach has differentiated SST VI and positioned the portfolio to create long-term value for stockholders.”

The estimated per share NAV of $10.00 was approved by the Board on March 20, 2026, based on the estimated value of the Company’s assets less the estimated value of its liabilities, divided by the number of shares outstanding on a fully diluted basis, as of September 30, 2025.

Valuation Process

Robert A. Stanger & Co., Inc. (“Stanger”), an independent third-party valuation firm, was engaged to assist with the valuation process. Stanger prepared both an appraisal report and a net asset value report, which included valuations of 26 wholly owned properties and five unconsolidated joint venture properties within the Company’s portfolio. Based on Stanger’s analysis, the estimated NAV per share range was $8.30 to $10.76, with an approximate midpoint of $9.74. The Company’s nominating and corporate governance committee reviewed the reports and recommended that the Board adopt $10.00 as the estimated NAV per share, which is slightly above the midpoint. The Board made this determination based upon its assessment of the Company's portfolio, the growth remaining in various properties, and the estimated range of values provided in the Stanger Report. The estimated NAV was calculated in accordance with the Institute for Portfolio Alternatives Practice Guideline 2013-01 for publicly registered non-listed REITs.

As of September 30, 2025, the Company’s estimated NAV was approximately $273.2 million, compared to approximately $226.6 million as of March 31, 2024.

Portfolio Overview

SST VI’s portfolio consists of a diversified mix of stabilized and growth self-storage assets across the United States and Canada, including wholly owned properties and joint venture investments. The Company continues to benefit from strong operational performance and strategic asset management initiatives designed to enhance long-term stockholder value.

Important Information Regarding Estimated NAV

The estimated NAV per share is based on several assumptions and estimates that may not prove to be accurate or complete. The valuation is not audited and does not represent the fair value of the Company’s assets and liabilities in accordance with generally accepted accounting principles (GAAP), nor does it represent the amount at which shares would trade on a national securities exchange or the amount a stockholder would realize in a liquidity event.

For a full description of the methodology, assumptions and limitations of the estimated NAV per share, please refer to the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on March 23, 2026.

About Strategic Storage Trust VI, Inc. (SST VI):

SST VI is a public non-traded REIT that elected to qualify as a REIT for federal income tax purposes. SST VI’s primary investment strategy is to invest in income-producing and growth self-storage facilities and related self-storage real estate investments in the United States and Canada. As of March 23, 2026, SST VI has a portfolio of 13 operating properties in the United States comprising approximately 9,015 units and 1,079,395 rentable square feet (including parking); 11 properties with approximately 10,205 units and 1,067,715 rentable square feet (including parking) in Canada, joint venture interests in four operational and one development property in two Canadian provinces (Ontario and Québec) and one wholly owned development property in Ontario.

About SmartStop Self Storage REIT, Inc. (SmartStop):

SmartStop Self Storage REIT, Inc. (“SmartStop”) (NYSE: SMA) is a self-managed REIT with a fully integrated operations team of more than 1,000 self-storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary, SmartStop REIT Advisors, LLC, also sponsors other self-storage programs and, through its Managed Platform, offers third-party management services in the U.S. and Canada. As of March 23, 2026, SmartStop has an owned or managed portfolio of over 460 operating properties in 35 states, Washington, D.C., and Canada, comprising over 270,000 units and more than 35 million rentable square feet. SmartStop and its affiliates own or manage 50 operating self-storage properties across four provinces in Canada, which total approximately 43,000 units and 4.3 million rentable square feet. Additional information regarding SmartStop is available at www.smartstopselfstorage.com.

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Certain statements contained in this press release, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act, including statements relating to SST VI’s estimated net asset value per share. SST VI intends for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable.

Such statements include, in particular, statements about SST VI’s plans, strategies, and prospects and are subject to certain risks and uncertainties, including known and unknown risks, and assumptions, which could cause actual results to differ materially from those projected or anticipated. To the extent that SST VI’s assumptions differ from actual results, SST VI’s ability to realize the plans, strategies, and prospects contemplated by such forward-looking statements, including SST VI’s ability to generate positive cash flow from operations and provide distributions to stockholders, and SST VI’s ability to find suitable investment properties, may be significantly hindered. Therefore, such statements are not intended to be a guarantee of SST VI’s performance in future periods. Such forward-looking statements can generally be identified by SST VI’s use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “seek,” “continue,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date this report is filed with the U.S. Securities and Exchange Commission. SST VI cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and SST VI does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Relations Contact:

David Corak

Senior VP of Corporate Finance and Strategy

SmartStop Self Storage REIT, Inc.

IR@smartstop.com

Media Relations Contact:
Spotlight Marketing Communications

949-427-1391

Julie@spotlightmarcom.com